As filed with the Securities and Exchange Commission on April 9, 2013

Registration No. 333-160557

Registration No. 333-115155

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE SHAW GROUP INC.

(Exact name of registrant as specified in its charter)

Louisiana	72-1106167
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

4171 Essen Lane Baton Rouge, Louisiana	70809
(Address of Principal Executive Offices)	(Zip Code)

The Shaw Group Inc. 401(K) Plan

(Full title of the plans)

Richard E. Chandler, Jr.

Secretary

The Shaw Group Inc.

4171 Essen Lane

Baton Rouge, Louisiana 70809

(Name and Address of Agent For Service)

(225) 932-2500

(Telephone Number, Including Area Code, of Agent For Service)

With Copy to:

David Peterman

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010

(713) 651-5151

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) relates to the registration statements of The Shaw Group Inc. (“Shaw”) on Form S-8 (collectively, the “Registration Statements”): (i) (Registration No. 333-115155) filed with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on May 4, 2004, to register 1,140,000 shares of Shaw’s common stock, no par value per share (the “Common Stock”), including an indeterminate amount of plan interests, with respect to The Shaw Group Inc. 401(k) Plan and (ii) (Registration No. 333-160557) with the SEC on July 13, 2009, to register an additional 1,150,000 shares of Shaw’s Common Stock, including an indeterminate amount of plan interests, with respect to The Shaw Group Inc. 401(k) Plan.

On February 13, 2013, Chicago Bridge & Iron Company N.V., a limited liability company (naamloze vennootschap) with corporate seat in Amsterdam, the Netherlands (“CB&I”) completed its previously announced acquisition of Shaw (the “Acquisition”) pursuant to the transaction agreement (the “Transaction Agreement”), dated as of July 30, 2012, by and among Shaw, CB&I, and Crystal Acquisition Subsidiary Inc., a Louisiana corporation and wholly owned subsidiary of CB&I (“Acquisition Sub”). Pursuant to the Transaction Agreement, Acquisition Sub merged with and into Shaw, with Shaw surviving the Acquisition as a wholly owned subsidiary of CB&I.

Pursuant to the Transaction Agreement, at the effective time of the Acquisition (the “Effective Time”), each issued and outstanding share of common stock, no par value, of Shaw (other than any dissenting shares, treasury shares, or shares held by Shaw, CB&I or Acquisition Sub and their respective subsidiaries) was cancelled and extinguished and converted into the right to receive (i) $41.00 in cash and (ii) an amount of cash in euros equal to the par value of 0.12883 shares of CB&I common stock, which cash was not actually paid, but was instead converted automatically into 0.12883 shares of CB&I common stock (the “Acquisition Consideration”).

As a result of the Acquisition, Shaw has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, Shaw hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by Shaw in Part II of the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering and removes from registration any and all Common Stock and plan interests registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of The Woodlands, State of Texas, on April 9, 2013.

THE SHAW GROUP INC.

By:	/s/ Richard E. Chandler, Jr.
Name:	Richard E. Chandler, Jr.
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Westley Stockton Westley Stockton	President (Principal Executive Officer) and Director	April 9, 2013

/s/ Luciano Reyes Luciano Reyes	Treasurer (Principal Financial Officer and Principal Accounting Officer) and Director	April 9, 2013

/s/ Richard E. Chandler Richard E. Chandler	Director	April 9, 2013